Exhibit 99.2

November 10, 2009

To:          InfoLogix, Inc. Stockholders

From:     InfoLogix, Inc.

Re:          NASDAQ Exception to Stockholder Approval Requirements to Complete Recapitalization Plan

Today, we publicly announced that NASDAQ has granted our request for an exception to NASDAQ’s stockholder approval requirements, in accordance with NASDAQ Listing Rule 5635(f).  The Company is relying on this exception to complete a proposed plan of restructuring, pursuant to which a portion of the Company’s outstanding debt with Hercules Technology Growth Capital, Inc. (“Hercules”) would be converted into equity in the Company, the remaining outstanding debt with Hercules would be otherwise restructured, the Company would issue warrants to Hercules or its affiliate to purchase equity in the Company, and certain other debt and earnout obligations with other parties would be restructured.  The Company currently anticipates that the transaction would close on or about November 20, 2009.  The restructuring would result in cancellation of $5 million in indebtedness and provide for up to $5 million in availability under a revolving credit facility with Hercules.

Under the proposed plan of restructuring, Hercules or one of its affiliates would exchange $5 million in indebtedness for 67,294,751 shares of the Company’s common stock and a warrant to purchase  16,823,688 shares of the Company’s common stock at an exercise price of $0.0743 per share.  The Company would agree to register these shares with the Securities and Exchange Commission for resale.

The remainder of the Company’s indebtedness with Hercules would be restructured to include two term loans aggregating $10.5 million and a revolving credit facility of $12 million, of which $7 million would be deemed drawn immediately following the closing of the restructuring.  The revolving credit facility would expire in May 2011, but would be extended for six months under certain circumstances.  Any borrowings under the revolving line of credit facility would bear interest initially at 12.0% per annum until such time that the term loans are repaid, when the interest rate on outstanding borrowings would be prime plus 4%.  Borrowings under the line of credit would be based on eligible accounts receivable, including an over advance provision of up to $500,000, which would be due four weeks after the over advance is drawn.  Over advances would bear interest at 15% per annum.

The term loans would include a $5.5 million (“Term Loan A”) 48-month amortizing loan and a $5 million (“Term Loan B”) convertible note due in November 2014.  Amortization on Term Loan A would begin on December 1, 2010.  Term Loan B would be convertible into shares of the Company’s common stock at Hercules’ option, or automatically if the 90-day value weighted adjusted price of the Company’s common stock exceeds five times the conversion price.  The conversion price of Term Loan B is $0.0743.  The outstanding principal balances on both term loans would bear interest at 12% per annum for the initial twelve months; 18% per annum for the subsequent twelve months and 15% per annum thereafter.  This interest would be payable in cash.  Term Loan B would bear an additional 2.5% interest that would be “paid in kind” (“PIK”).  The Company would have the option to turn the PIK interest into cash interest or additional shares of common stock if certain predefined metrics are maintained.  Each term loan would be assessed a prepayment charge beginning at 5% of the total term loan commitment, and reduced to 3% after twelve months and to 1% after two years.

The restructuring has certain negative and financial covenants and other stipulations associated with the arrangement.  The Company would also be assessed a transaction fee of $450,000.  Following the transaction, Hercules or its affiliate would own approximately 55% of the Company on a fully diluted basis.

Absent this exception, NASDAQ rules would have required the approval of the Company’s stockholders prior to the issuance of equity capital to Hercules or its affiliate.  To obtain this exception, the Company was required to demonstrate to NASDAQ that the delay associated with the effort to secure stockholder approval prior to consummation of the transaction would have seriously jeopardized the Company’s financial viability.  As also required by NASDAQ, on October 9, 2009, the Audit Committee of the Company’s Board of Directors expressly approved the Company’s reliance on this exception.

Sincerely,

David T. Gulian
President and Chief Executive Officer